Exhibit 99.1

Board of Directors Minutes

MINUTES OF THE BOARD OF DIRECTORS

OF

HIGH END VENTURES, INC.

September 2, 2006

A telephone meeting of the Board of Directors of High End Ventures, Inc. (the “Corporation”), was held on September 2, 2006 at 11:00 a.m. Mountain Standard Time.

Directors participating in the meeting were:

Thomas Forzani and Don Thompson

The Board unanimously resolved the following:

RESOLVED:

that the Board take all necessary steps to achieve a forward split of the corporation’s issued and outstanding common stock on  Five to One (5 - 1) basis bring the issued and outstanding shares to 15,850,000.

RESOLVED:

That Nadir Walji of Vancouver, BC be appointed to the Board of Directors to serve until the next annual meeting and is herby elected Secretary/Treasurer of the corporation and its Chief Accounting Officer. Don Thompson, the former Secretary Treasurer will remain on the Board.

There being no further business, the meeting was adjourned.

/s/ Nadir Walji

/s/ Thomas Forzani

     Nadir Walji, Secretary

     Thomas Forzani, President and

                                                              Chairman of the  Board